The Sears Pension Plan was amended by adding the following Supplements K, L and M at the end thereof:


                                          SUPPLEMENT K
                                               TO
                                       SEARS PENSION PLAN

                                  RELATING TO SMC/SSB EMPLOYEES


      K-1. Application. This Supplement K to the Sears Pension Plan (the "Plan") applies to employees (hereinafter referred to as "SMC/SSB Eligible Employees") of Sears Mortgage Corporation and Sears Savings Bank (together, "SMC/SSB") who were active employees on November 30, 1993 (the date SMC/SSB was sold to PNC Mortgage Corp. of America) and who had been active participants in the Sears Consumer Financial Corporation Pension Plan (the "SCFC Plan") on June 30, 1993 when Dean Witter, Discover & Co. was spun off from the Company's controlled group.

      K-2. Effective Date. This Supplement K shall be effective as of November 30, 1993.

      K-3. Definitions. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement K.

      K-4.  Accrued Benefits.  A SMC/SSB Eligible Employee who was vested in his accrued benefit under the SCFC Plan on November 30,
1993 will have an accrued benefit under this Supplement K equal to the amount he would have earned under subparagraph 5.2(a)(iii) of thePlan had he become a participant in the Plan on July 1, 1993 and terminated employment with the employers on November 30, 1993; provided, however that if any such SMC/SSB Eligible Employee would have been entitled to have his benefit prorated with reference to the Allstate Pension Plan in accordance with the terms of the
SCFC Plan, the Allstate Pension Plan formula will be substituted for the formula set forth in subparagraph 5.2(a)(iii).  A SMC/SSB Eligible Employee who was not vested in his accrued benefit under the SCFC Plan on November 30, 1993 will have an accrued benefit under this Supplement K (expressed as a single life annuity payable as of age 65) equal to the amount he would have earned under subparagraph 5.2(a)(iii) of the Plan (including the proviso at the end of paragraph 5.2(a)) had he (a) become a participant in the Plan on the day he began accruing benefit service under the SCFC Plan and (b) terminated
employment with the employers on November 30, 1993.   A SMC/SSB Eligible
Employee will be fully vested in his accrued benefit under this Supplement K regardless of the number of years of continuous service he had earned by November 30, 1993.

      K-5. Early Retirement Factors. A SMC/SSB Eligible Employee will be entitled to commence payment of his accrued benefit under this Supplement K as of November 1, 1997 or such subsequent date the participant elects that is no later than the first day of the month following the participant's attainment of age 65, provided the Eligible Employee is not then employed by an employer. The accrued benefit of a SMC/SSB Eligible Employee who commences payment prior to attaining age 65 will be reduced in accordance with the provisions of Section 5 of the Plan.

      K-6. Forms of Payment. An Eligible Employee will be entitled to receive his benefit under this Supplement K in any of the annuity forms available under Section 7, or in a lump sum payment. For purposes of determining the actuarially-equivalent amount of any form of payment, the assumptions set forth in subsection 7.8 will apply, except that the amount of a lump sum payment will be determined using the Applicable Interest Rate for the second month preceding the month in which the Eligible Employee's benefit commencement date occurs and the Applicable Mortality Table

K-7. Distribution Election. Benefits payable under this Supplement K will be subject to the normal distribution election provisions of the Plan, including the requirements for spousal consent. For this purpose, the rules of clause 7.4(b)(iii) (requiring a simultaneous offering of an annuity in the normal form with the offer of an early lump sum for an accrued benefit not in excess of $150 per month) shall apply to any lump sum payment offered to an Eligible Employee under this Supplement K who has not yet attained age 55 and whose benefit exceeds the mandatory cash out limit of the Plan.

                                          SUPPLEMENT L
                                               TO
                                       SEARS PENSION PLAN

                                  RELATING TO CIRCLE OF BEAUTY


      L-1. Application. This Supplement L to the Sears Pension Plan (the "Plan") describes the special provisions relating to employees of Circle of Beauty ("CoB") that have been adopted by the Company as part of its extension of the Plan to employees of CoB.

      L-2. Effective Date. The Effective Date of this Supplement L is September 1, 1997.

      L-3. Definitions. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement L.

      L-4. Credited Service for Circle of Beauty Employees. Notwithstanding any other provision of the Plan to the contrary, for purposes of determining the credited service of an employee of CoB, the following rules shall govern:

(a) no period of service with CoB prior to April 14, 1995 shall be included in the participant's period of credited service;

(b) in the case of any individual employed by CoB on September 1, 1997, any period of service for CoB during the period beginning on April 14, 1995 and ending on August 31, 1997 shall be included in the individual's credited service to the same extent that it would have been included had CoB been a participating employer during that same period; and

(c) in the case of any individual who was employed by CoB prior to September 1, 1997, who is not described in paragraph (b) above but who is subsequently reemployed by CoB after September 1, 1997, no service before September 1, 1997 shall be counted as credited service (unless such individual had earned credited service for a period prior to such date through employment with a participating employer other than CoB.)

                                          SUPPLEMENT M
                                               TO
                                       SEARS PENSION PLAN

                                  RELATING TO SEARS TIRE GROUP

      M-1. Application. This Supplement M to the Sears Pension Plan (the "Plan") describes the special provisions relating to employees of Sears Tire Group ("STG") that have been adopted by the Company as part of its extension of the Plan to employees of STG.

      M-2. Effective Date. The Effective Date of this Supplement M is December 15, 1997.

      M-3. Definitions. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement M.

      M-4. Eligibility Rules for Sears Tire Group Employees. The following rules shall modify the normal provisions of Section 2 in determining whether an employee of the Company or another participating employer who performs services for Sears Auto Centers ("SAC") or National Tire and Battery ("NTB") is eligible to participate in the Plan:

(a) generally, of the employees who perform services for SAC or NTB, only those who are salaried employees and who are on a participating employer's payroll as such on or after December 15, 1997 are eligible to participate in the Plan;

(b) notwithstanding the general limitation set forth in paragraph (a) above, an hourly employee who performs services for SAC or NTB shall be eligible to participate in the Plan while performing such services if he (i) performed services for SAC in any capacity prior to April 1, 1997 or as a salaried employee on or after April 1, 1997, or (ii) has been (and remains) credited with continuous service for a participating employer that is not attributable to services performed for SAC or NTB.

      M-5   Credited Service for Sears Tire Group Employees.  Notwithstanding
any other provision of the Plan to the contrary, for purposes of determining the credited service of an individual performing services for SAC or NTB, the following rules shall govern:

(a) a salaried employee described in paragraph M-4(a) shall receive credited service for any period of employment between January 1, 1997 and December 15, 1997 to the same extent that it would have been included had eligibility in the Plan been extended to that group of employees on January 1, 1997, and

(b) an hourly employee described in paragraph M-4(b) shall receive credited service in accordance with the rules of subsection 4.3 except that service prior to January 1, 1997 for NTB shall not count as credited service.